Exhibit 99.1


FOR IMMEDIATE RELEASE
December 27, 2000

                                    DIGITAL
                                 TELEPORT, INC.


DIGITAL TELEPORT, INC.
8112 MARYLAND AVENUE
ST. LOUIS, MO 63105

CONTACT:
Gary W. Douglass
Senior Vice President
and Chief Financial Officer
Phone: (314) 880-1800
Fax: (314) 880-1999
gdougl@dti-usa.com
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Visit our web site at
www.dti-usa.com
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DIGITAL TELEPORT,  INC. ANNOUNCES REVISED  CONDITIONAL  AGREEMENT OF CEO TO SELL
SHARES TO SUBSIDIARY OF KANSAS CITY POWER & LIGHT, COMPANY TENDER OFFER FOR COMPANY DEBT, KLTT TENDER OFFER FOR WARRANTS AND UPDATED FINANCIAL INFORMATION

     ST. LOUIS, Missouri, December 27, 2000 - DTI Holdings, Inc. today announced that Richard D. Weinstein, the founder, president and chief executive officer of the Company, has entered into a second conditional agreement for the sale of his shares to KLT Telecom Inc. (KLTT), the telecommunications subsidiary of Kansas City Power & Light Company. This transaction replaces a similar proposed transaction that was put on hold in October amid volatility in the capital markets. The Company is also announcing the commencement of its tender offer to purchase at least 50.1% of its existing 12 1/2% Series B Senior Discount Notes (Notes) in a "Dutch auction". KLTT intends to separately make a tender offer for DTI's outstanding warrants (convertible into approximately 6% of the common stock of DTI) which would result in KLTT owning in excess of 80% of DTI's fully diluted shares upon successful completion of all contemplated transactions. The Company has also disclosed certain updated financial information since its last filed form 10Q.

     Pursuant to the revised purchase agreement, KLTT will acquire an additional
31.2 percent of the fully diluted shares of DTI Holdings from Mr. Weinstein for $33.6 million in cash. Under the purchase agreement, Mr. Weinstein will resign as chairman, president and chief executive officer and will retain just over 15 percent of the fully diluted ownership and a seat on the DTI board. The parties have granted put and call options that grant Mr. Weinstein the right to sell and KLTT the right to buy his remaining shares after September, 2003 and 2005 respectively, at fair market value with a floor of $15 million. KLTT and Mr. Weinstein have agreed that the net operating losses of DTI would be allocated to KLTT and its affiliates, except to the extent DTI would otherwise have taxable income in the same tax year. KLTT has also committed to assist DTI to arrange a revolving credit facility for a minimum of $75 million to complete the construction of the planned DTI network and meet other operating requirements.

     The Company also announced that it is commencing a cash tender offer and consent solicitation relating to its Notes. In the tender offer, the Company is offering the existing noteholders the option to tender Notes totaling a minimum of $253,506,000 of aggregate principal amount at maturity for purchase by the Company for cash at a price per $1,000 of principal amount at maturity of not greater than $400 nor less than $250, in increments of $10, subject to a maximum payment of cash by the Company of $94,000,000, excluding accrued interest. The selection of Notes will be made based on the lowest price offered by the tendering noteholders in ascending order, subject to proration. The tender offer is being conducted through a procedure commonly known as a "dutch auction," within the range of prices set forth above, and not as a "modified dutch auction." The offer is subject to conditions which are described in the offer documents which are being provided to the registered holders of the Notes, including the Company obtaining sufficient financing for the tender offer, the Company receiving the requisite consents to changes to the Existing Note indenture, KLTT receiving the requisite warrants pursuant to its separate tender offer, satisfaction of all conditions to the KLTT/Weinstein purchase agreement, and KLTT receiving all necessary consents from its existing lenders.

     The Company is also soliciting consents from the holders of the Notes representing at least a majority of the outstanding Notes held by persons other than the Company or its affiliates to certain amendments to the indenture between the Company and Existing Note trustee. These amendments would permit the stock of DTI's operating subsidiary to be pledged to secure the tender offer financing and also make certain other changes to the indenture to allow the Company to complete the debt restructuring and to achieve other operating goals. The amendments would become effective with respect to the remaining Notes immediately prior to purchase of the Notes in the tender offer. If the amendments become effective, each holder of Notes not purchased under the tender offer will be bound by such amendments, whether or not such holder consented to the amendments.

     KLTT's separate tender offer for DTI's outstanding warrants would result in KLTT owning in excess of 80% of DTI's fully diluted shares upon successful completion of all contemplated transactions. The tender offer for the Warrants is subject, among other conditions, to the valid tender of at least 50.1% of the Warrants.

     DTI is creating an approximately 20,000-route mile fiber optic network comprised of 23 regional rings interconnecting primary, secondary and tertiary cities in 37 states. By providing high-capacity voice and data transmission services to and from secondary and tertiary cities, as well as primary markets, the Company intends to become a leading wholesale provider of regional communications transport services to interexchange carriers and other communications companies.

     KLTT owns 47% of DTI Holdings on a fully diluted basis. KLTT was incorporated in March 1995 to explore niche market opportunities in wireless communications and regional telecommunication infrastructure.

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Certain  statements  in this  release are  forward-looking  statements  that are subject to material risks and uncertainties. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with its businesses, which include among others, competitive developments, risks associated with the Company's growth, the development of the Company's markets, regulatory risks, dependence on its major customers and their spending patterns and other risks which are discussed in the Company's filings with the Securities and Exchange Commission. Additional information of factors that may affect the business and financial results of DTI can be found in DTI's filings with the Securities and Exchange Commission.